State of Delaware
Office of the Secretary of State
I, Edward J. Freel, Secretary of State of the State of Delaware, do hereby certify the attached is a true and correct copy of the certificate of incorporation of "Infectech, Inc.", filed in this office on the fourteenth day of July, A.D. 1995, at 4:30 O'clock P.M.

Edward J. Freel, Secretary of State
Authentication:7793038
Date:  01-17-96

State of Delaware
Secretary of State
Division of Corporations
Filed 4:30 P.M. 07/14/95
950158600-2199945

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

Infectech, Inc. a corporation organized and existing under and by virtue of the General Corporation Las of the State of Delaware,
Does hereby certify
First: That at a meeting of the Broad of Directors of Infectech, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
Resolved, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "fourth" so that, amended, such Article shall be and read as follows: The Corporation shall have the authority to issue 120,000 shares of common stock at $1.00 par value. The 3,000 original shares shall be split 40 to 1.
Second: That thereafter, pursuant to resolution of its Broad of Directors, a special meeting of the stockholders of said corporate was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by stature were voted in favor of the amendment.
Third: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.
Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.
In Witness Whereof, Infectech, Inc. has caused this certificate to be signed by Mitchell s. Felder, M.D. its President, and Susan Felder its Secretary, this Fourteenth day of July, 1995.
By:  Mitchell S. Felder, M.D., President
Attest:  Susan Felder, Secretary